							Exhibit 99.1

ROIC calculation GAAP to non-GAAP reconciliation (dollars in millions):

		Fiscal year ended
		September 29, 2012		October 1, 2011	October 2, 2010

Operating income		$104.2		$101.2	$99.7
Tax rate		7.0%	*	3.1%	1.0%
Operating income (tax effected)		$96.9		$98.1	$98.7
Average invested capital		$623.0		$627.6	$506.6
ROIC		15.5%		15.6%	19.5%

Average Invested Capital

	Actual	Actual		Actual	Actual	Actual	Average
	9/29/2012	6/30/2012		3/31/2012	12/31/2011	10/1/2011	invested capital
Equity	$649.0	$638.6		$615.3	$581.8	$558.9
Plus:
Debt - current	10.2	13.8		17.5	17.5	17.3
Debt - non-current	260.2	260.8		261.6	265.9	270.3
Less:
Cash and cash equivalents	(297.6)	(277.9)		(257.8)	(248.3)	(242.1)
	$621.8	$635.3		$636.6	$616.9	$604.4	$623.0

	Actual	Actual		Actual	Actual	Actual	Average
	10/1/2011	7/2/2011		4/2/2011	1/1/2011	10/2/2010	invested capital
Equity	$558.9	$572.6		$630.4	$680.5	$651.8
Plus:
Debt - current	17.3	17.2		17.1	17.0	$17.4
Debt - non-current	270.3	274.7		104.0	108.2	112.5
Less:
Cash and cash equivalents	(242.1)	(208.7)		(123.4)	(149.5)	(188.2)
	$604.4	$655.8		$628.1	$656.2	$593.5	$627.6

	Actual	Actual		Actual	Actual	Actual	Average
	10/2/2010	7/3/2010		4/3/2010	1/2/2010	10/3/2009	invested capital
Equity	$651.8	$620.6		$585.9	$549.6	$527.4
Plus:
Debt - current	17.4	17.3		17.7	21.6	16.9
Debt - non-current	112.5	117.5		121.7	125.9	133.9
Less:
Cash and cash equivalents	(188.2)	(190.2)		(234.0)	(233.9)	(258.4)
	$593.5	$565.2		$491.3	$463.2	$419.8	$506.6

*Tax rate does not include the impact of the fiscal 2012 valuation allowance for deferred tax assets. See Consolidated Financial Statements for further discussion.